Exhibit 99.5

December 10, 2010

Re:	Kenmar Global Trust (the “Fund”)

THIS LETTER IS FOR INFORMATIONAL PURPOSES ONLY. YOU DO NOT NEED TO TAKE ANY ACTIONS TO PARTICIPATE IN THE TRANSACTION DESCRIBED HEREIN.

Dear Investor,

You are currently an investor in the above Fund. As previously discussed in our letter dated November 12, 2010, the Fund currently allocates all of its assets to KMP Futures Fund I LLC (“KMP Futures Fund”), a Delaware limited liability company that serves as a trading vehicle for which Winton Capital Management Limited and Graham Capital Management, L.P. serve as the trading advisors.

On December 10, 2010, pursuant to the Fund’s Fifth Amended and Restated Declaration of Trust and Trust Agreement, the Board of Directors of Kenmar Preferred Investments Corp., in its capacity as managing owner of the Fund, determined to dissolve the Fund effective as of the close of business on December 31, 2010.

Investors in the Fund will receive a pro rata distribution of their interest in KMP Futures Fund.

As a result of this transaction,

•	You will no longer own units in the Fund, but rather you will receive a distribution of your pro rata interest in KMP Futures Fund; and

•

You will receive a December 31, 2010, statement from the Fund reflecting the redemption of your units from the Fund and a December 31, 2010, statement from KMP Futures Fund reflecting your direct ownership interest in KMP Futures Fund as of December 31, 2010.

We have consulted with the Fund’s tax counsel and tax accountants, each of whom has advised us that the transaction should not be considered a taxable event to investors. As a result, we do not believe that investors will be adversely affected in any respect by this transaction. Nonetheless, you should discuss this matter with your own tax advisor.

Please carefully review the Information Memorandum for KMP Futures Fund in its entirety, including the LLC Operating Agreement that is attached thereto, which you received along with our November 12, 2010 letter.

We appreciate your continued investment in the Fund and KMP Futures Fund and believe that the transaction described herein is in the best interests of all unitholders. Should you have any questions, please do not hesitate to contact Kenmar Preferred’s Investor Service Department at 914.307.4000 or by e-mail at USfunds@kenmar.com.

Sincerely,

KENMAR PREFERRED INVESTMENTS CORP.,

Managing Owner of Kenmar Global Trust

900 King Street, Suite 100  •  Rye Brook, New York 10573  •  Tel 914.307.4000  •  Fax 914.307.4050  •  www.kenmar.com

NEW YORK                    VIRGINIA                     SINGAPORE                    UNITED KINGDOM